Exhibit 10.29.2

September 25, 2020

Mr. Kenny Cheung

Dear Kenny:

I am pleased to confirm your promotion and increase to your compensation package with your new position of Executive Vice President, Chief Financial Officer, based out of Estero, Florida. Your new salary will be increased to the annualized amount of $600,000, paid bi-weekly and is effective September 28, 2020. You will continue reporting directly to me.

After emergence from bankruptcy you will continue to be eligible for an award under the Hertz Executive Incentive Compensation Plan at a target of 80% of your base salary. The actual award is based on individual performance and the Corporation meeting certain objectives.

Upon emergence from bankruptcy you will be eligible to participate in the annual equity award program at the level determined by the Compensation Committee.

Your compensation package will be reviewed again in March 2021 during the March Compensation Committee meeting, the annual meeting where executive compensation is reviewed and established for the following year.

Kenny, we believe that you will continue to make an outstanding contribution to the Hertz organization.

Very truly yours,

/s/ Paul Stone
Paul Stone
President and Chief Executive Officer

I accept the terms and conditions of this offer:

/s/ Kenny Cheung	September 25, 2020
Kenny Cheung	Date